                                      AGREEMENT

     This Agreement dated this 14th day of November, 1997 is between NetTrade OnLine, L.L.C. a Texas limited liability company, located at 820 Gessner, Suite 1520, Houston, Texas 77024 ("NetTrade"), and Houston InterWeb Design, Inc. a Texas corporation, located at 1770 Saint James, Suite 515, Houston, Texas 77056 ("InterWeb").

                                      RECITALS

     1. NetTrade desires to have InterWeb design, develop, produce, and install a computer program and related materials (the "Program") consisting of an interactive web site on the Internet providing real time/on-line trading of various commodities (the "Web Site"), incorporating functions commercially available at this time, and including, at a minimum, all of the criteria described on Exhibit "A" attached hereto. The Program shall be installed on the designated hardware (the "Hardware") specified herein. The related materials of the Program shall include, but shall not be limited to, all executable codes and source codes, magnetic media, and printed documentation related to the Program, the Hardware, and all updates thereof, including manuals covering the installation, application, and use of the Program and all specifications for the Program ("Related Materials").

                                      HARDWARE

     2. The Hardware referred to in this Agreement shall be described on Exhibit "B" attached hereto.

                               DEVELOPMENT OF THE PROGRAM

     3. InterWeb agrees to provide all system engineering services necessary to design, develop, produce, install, and maintain the Program and the Hardware. These services shall include, but are not limited to, special studies, programming and application design and development, systems analysis and design, conversion and implementation planning, and installation evaluation.


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

                     MAINTENANCE SERVICES, WARRANTY AND DEFAULT

     4. InterWeb also agrees to provide all services necessary to maintain the Program and the Hardware in good working order such that the same are properly operating and performing the functions and meeting all criteria described in this Agreement ("Good Working Order"). After InterWeb certifies that the Program is in Good Working Order, if there exists a defect in the Program or the Hardware ("Defect"), InterWeb shall immediately respond to NetTrade regarding the Defect and use its best efforts to restore the Program and Hardware into Good Working Order. (The term "Defect" shall not include any disruption caused by Acts of God, or the negligence of third parties not within the control or direction of InterWeb or its principals.) If, due to the negligence or fault of InterWeb, any Defect remains uncorrected or the Program and Hardware are not restored into Good Working Order within 48 hours after notice of same, InterWeb shall be in default under this Agreement. For each 24 hour period (or part thereof) thereafter that such default is not cured, InterWeb shall pay to NetTrade, as liquidated damages, the sum of One Thousand Dollars ($1,000).

                           INDEPENDENT CONTRACTOR STATUS

     5. InterWeb shall perform its duties under this Agreement as an independent contractor and not as an employee, partner or co-venturer of NetTrade. Personnel employed by InterWeb who perform duties related to this Agreement shall remain under the supervision, management, and control of InterWeb, and shall not in any event be considered employees of NetTrade.

                                 TERM OF AGREEMENT

     6. This Agreement shall take effect on the date upon which it is executed by the parties and shall continue until its termination pursuant to the terms hereof.


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

                            LUMP SUM COMPENSATION TO INTERWEB

     7. NetTrade shall pay to InterWeb the lump sum of Eighty Thousand and No/100 Dollars ($80,000) payable according to the following schedule:

          First payment -          $26,666.66 payable upon acceptance and
                                   execution of this Agreement.

          Second payment -         $26,666.66 payable upon the completion of
                                   co-location and configuration of the
                                   Designated Hardware and delivery and
                                   installation of the Pre-Beta version of the Program ("Pre-Beta"), as more particularly described on Exhibit "C" attached hereto.
                                   InterWeb agrees that this event shall occur no later than January 31, 1998.

          Third payment -          Balance of $26,666.68 payable upon
                                   determination by NetTrade that the Program and Designated Hardware are in good working order, properly operating, and performing the functions and meeting all criteria described in this Agreement ("Final Release").
                                   InterWeb agrees that this event shall occur no later than March 5, 1998; provided that such date shall be reasonably extended by reason of delays caused by NetTrade.

                              CONFIDENTIAL INFORMATION

     8. InterWeb agrees that all information communicated to it with respect to the Program is confidential, whether or not such information was directly or intentionally communicated, and includes all information, conclusions, recommendations, reports, advice, or other work product generated by InterWeb pursuant to this Agreement ("Confidential Information"). InterWeb shall use its best efforts to prevent the disclosure of any Confidential Information to any third party. InterWeb acknowledges that all information concerning the Program and any future and proposed commercial efforts of NetTrade and its principals constitute exceptionally valuable trade secrets of NetTrade. Confidential Information includes, among other matters, the facts that the Program is planned, under development, or in production, as well as any descriptions of the features of the Program.


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

                                 USE AND DISCLOSURE

     9. InterWeb shall not use any Confidential Information except when specifically authorized in advance by NetTrade in writing.

                         COPIES OF CONFIDENTIAL INFORMATION

     10. InterWeb agrees that copies of Confidential Information shall not be made without the express written permission of NetTrade and that all such copies shall be returned to NetTrade with the originals at the termination of this Agreement.

                                RETURN OF MATERIALS

     11. At NetTrade's request, InterWeb shall promptly return all Confidential Information at the conclusion of the work on the project to which the materials relate, or, if no work is performed, at the time InterWeb ceases to be involved with that project.

                           PROPERTY RIGHTS IN THE PROGRAM

     12. NetTrade and InterWeb agree that all original material regarding the Program and all Related Materials originated and prepared for NetTrade by InterWeb pursuant to this Agreement, shall belong exclusively to NetTrade and shall constitute a trade secret owned exclusively by NetTrade. InterWeb acknowledges and agrees that the sale or unauthorized use or disclosure of information concerning the Program and Related Materials, as well as any descriptions of the same, shall constitute a breach of this Agreement and violation of the trade secret.

                REPRESENTATIONS, WARRANTIES AND COVENANTS OF INTERWEB

     13. InterWeb represents, warrants and covenants to NetTrade that as of the date hereof:

          a. InterWeb is a corporation duly organized, validly existing and in good standing under the laws of the state of Texas, with full power and authority to execute, deliver and perform this Ageement;


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

          b. InterWeb is in good standing and qualified to do business in every state where the nature of its business (including, without limitation, the performance of its obligation under this Agreement) or where the lease or ownership of its property requires it to be so qualified or where failure to so qualify may materially affect its business or assets;

          c. Interweb has taken all corporate action which is necessary, required, or appropriate to authorize and enable it to enter into and perform its obligations under this Agreement;

          d. This Agreement is a valid and binding obligation of InterWeb in accordance with its terms;

          e. The execution, delivery and performance by InterWeb of its obligations hereunder will not (i) conflict with, or result in any breach or violation of or default (or give any right of termination, cancellation or acceleration) under, the bylaws or certificate of incorporation of InterWeb or any note, bond, mortgage, indenture, lease, license, permit, agreement or other instrument or obligation to which InterWeb or any of its officers, directors, employees or assigns is a part or by which InterWeb or any of its properties is or may be subject; or (ii) violate any law, order, rule or regulation applicable to InterWeb, the effect of either of which would be to deny NetTrade the benefit to NetTrade hereunder or (iii) require the consent, approval or other authorization of or by any court, administrative agency or other governmental authority or any other person or entity which it has not yet obtained;

          f. InterWeb is the author of the Program, has the full and exclusive right to sell the Program to NetTrade hereunder and the Program does not infringe upon any valid


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

               patent or copyright, or constitute an appropriation of a trade secret, except as relates to commercially available software as described on Exhibit "C" attached hereto;

          g. InterWeb has all right, title and interest in and to the Program, including, without limitation, all copyrights and patents;

          h. NetTrade's use and possession of the Program in accordance with this Agreement will not violate the terms and conditions of any license, confidentiality agreement, non-competition agreement, employment agreement or any agreement or arrangement to which InterWeb, its agents, affiliates, employees or officers may be subject;

          i. The Hardware purchased by NetTrade hereunder is all of the hardware necessary for performance of the Program to operate in Good Working Order and the Hardware is in good working condition;

          j. There is no action, suit or proceeding pending or, to InterWeb's knowledge, threatened against or affecting it before or by any court, administrative agency or other governmental authority which could impair the consummation by InterWeb of the transactions contemplated by this Agreement;

          k. InterWeb is not in default with respect to any agreement to which it is a party or by which it is bound, which default could impair the consummation of the transactions contemplated by this Agreement; and

          l. InterWeb has reviewed the financial projections regarding this Agreement, a copy of such projections are attached hereto as Exhibit "D", but acknowledges that such projections are made without any warranty by NetTrade or any person as to their


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

               reasonableness or accuracy; and InterWeb warrants that it enters into this Agreement without any reliance whatsoever on such financial projections.

                  REPRESENTATIONS, WARRANTIES AND COVENANTS OF NETTRADE

               14. As a material inducement to InterWeb to enter into and perform this Agreement, NetTrade represents, warrants and covenants to InterWeb that as of the date hereof:

               a. NetTrade is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Texas, with full power and authority to execute, deliver and perform this Agreement;

               b. NetTrade has taken all corporate action that is necessary, required or appropriate to authorize and enable it to enter into and perform its obligations under this Agreement;

               c. This Agreement is a valid and binding obligation of NetTrade, enforceable against NetTrade in accordance with its terms, except insofar as enforceability shall be limited by applicable bankruptcy, insolvency or other similar laws; and

               d. Neither the execution of this Agreement by NetTrade, nor performance by NetTrade of its obligations under this Agreement, violates the terms and conditions of any agreement to which NetTrade or its properties may be subject.

                                  INDEMNIFICATION

     15. InterWeb will indemnify and save and hold NetTrade, its members, directors, and affiliates harmless from and against any and all judgments, losses, claims, damages, costs, liabilities, orders, obligations or the like (including, without limitation, attorneys' fees and disbursements) incurred by such party in connection with or as a result of (a) any breach by InterWeb of any of its representations, warranties, covenants and/or agreements contained herein, and (b) any claim that the Program or Hardware infringes upon a valid patent or copyright, or constitutes any appropriation of a trade secret. In the event


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

either party becomes aware of any threat, warning or notice of any such third party claim, demand or proceeding which could have an adverse impact on NetTrade's use of the Program or Hardware hereunder, such party shall notify the other party promptly of the same in writing.

                                   GOVERNING LAW

     16. This Agreement shall be construed according to, and the rights of the parties shall be governed by, the law of the State of Texas.

                                         ENTIRE AGREEMENT

     17. This Agreement sets forth the entire agreement between the parties with regard to the Program and the other Software that is the subject matter of this Agreement. No other agreements, representations, or warranties have been made by either party to the other with respect to the Software.

                                          ATTORNEY'S FEES

     18. If any legal action is necessary to enforce the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees in addition to any other relief to which the party may be entitled.

                                           SEVERABILITY

     19. If any of the provisions of this Agreement are found by a court of competent jurisdiction to be invalid or unenforceable, they shall be severable from the remainder of this Agreement and shall not cause the invalidity or unenforceability of the remainder of this Agreement.

                                     AMENDMENT

     20. This Agreement may be amended only by a written agreement signed by both parties.

EXECUTED at Houston, Texas on the 14th day of November, 1997.


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

HOUSTON INTERWEB DESIGN, INC.                NETTRADE ONLINE, L.L.C.



By: /s/ HARRY WHITE                          By: /s/ TOM BLIZZARD
    ---------------------------------           ------------------------------
    Harry White, President                      Tom Blizzard, Manager



                                             By: /s/ JACK PRESTON
                                                ------------------------------
                                                Jack Preston, Manager






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